Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON ADDS PHILIP N. SEAMON TO BOARD

New Independent Director Brings More than 30 Years of

Corporate Finance Experience

ST. PAUL, Minn. — Sept. 1, 2006 — IntriCon Corporation (AMEX: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature medical and electronic products, has added Philip N. Seamon, to its board of directors. Seamon brings more than 30 years of corporate finance and operational consulting experience. With his addition to the company’s board, IntriCon now has five board members, of whom four are independent under applicable SEC and American Stock Exchange guidelines.

Most recently, Seamon was a senior managing director in the corporate finance practice of FTI Consulting, Inc. FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms. Previously, Seamon was the partner and service line leader of PricewaterhouseCoopers’ business recovery services practice in Philadelphia. FTI acquired this practice in September 2002.

“We’re eager to have Phil join IntriCon’s board of directors,” said Mark S. Gorder, IntriCon’s president and chief executive officer. “He is a proven financial leader who brings valuable experience in strategic business planning and improving companies’ operational efficiencies. His counsel and guidance will be crucial as we continue to grow IntriCon.”

Prior to joining PricewaterhouseCoopers, Seamon held senior management and partnership positions in various commercial and investment banking organizations. Among others, his industry experience includes banking, distribution, environmental services, healthcare, insurance, manufacturing, oil and gas, telecommunications and transportation.

Seamon holds a BA degree from Villanova University and an MBA degree from Drexel University. He is a member of: the Association of Insolvency and Restructuring Advisors (AIRA), the American Bankruptcy Institute (ABI) and the Turnaround Management Association (TMA).

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature medical and electronic products. The company is focused on four key markets: medical, hearing health, professional audio and communications, and electronics. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the American Stock Exchange. For more information about IntriCon, visit www.intricon.com.

Contacts
At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At Padilla Speer Beardsley: Marian Briggs/Matt Sullivan 612-455-1700 mbriggs@psbpr.com / msullivan@psbpr.com

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